Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284566

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

SUPPLEMENT NO. 4 DATED DECEMBER 3, 2025

TO THE PROSPECTUS, DATED NOVEMBER 12, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of StratCap Digital Infrastructure REIT, Inc. (the “Company”, “we”, “us” or “our”), dated November 12, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

•	to provide an update on the status of our public offering;

•	to disclose an additional investment in us by StratCap Investment Management, LLC (our “sponsor”); and

•	to update disclosure of our stock ownership by certain beneficial owners and management.

Status of Our Offering

Our registration statement on Form S-11 for our initial public offering, or the Offering, of $575,000,000 of shares of Class D shares, Class I shares, Class S shares and Class T shares, consisting of up to $500,000,000 of Class D shares, Class I shares, Class S shares and Class T shares in our primary offering and up to $75,000,000 of Class D shares, Class I shares, Class S shares and Class T shares pursuant to our distribution reinvestment plan, was declared effective by the U.S. Securities and Exchange Commission on February 14, 2025. As of the date of this Supplement, we had accepted investors’ subscriptions for and issued approximately 2,979,260 shares of Class I common stock and 43,632 shares of Class T common stock, resulting in receipt of gross proceeds of approximately $30,242,238 and $458,900, respectively.

Investment by Our Sponsor

The following information supplements, and should be read in conjunction with, information in the Prospectus regarding our sponsor:

On December 2, 2025, our board of directors approved an additional investment in the Company by our sponsor through the purchase of 256,410.2564 Class I shares at $10.1400 per share, resulting in the receipt of gross proceeds by the Company of approximately $2,600,000 on December 2, 2025.

Stock Ownership of Certain Beneficial Owners and Management

The following supersedes and replaces the section of the Prospectus entitled “STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 171:

The following table sets forth, as of December 2, 2025, information regarding the number and percentage of shares of our common stock owned by each director, our executive officers, all directors and executive officers as a group, and any person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes securities that a person has the right to acquire within 60 days. The address for each of the persons named below is in care of our principal executive offices at 30 Rockefeller Plaza, Suite 2050, New York, NY 10112.

Name of Beneficial Owner	Number of Class I Shares Beneficially Owned		Number of Class IX Shares Beneficially Owned		Percent of Shares Beneficially Owned
StratCap Investment Management, LLC(1)	2,007,309		24,675		16.13%
Directors
James Condon		(2)		(2)	*
Daniel Green	-		6,765		*
Jeff Hersh	-		4,510		*
Kate Mitchell	-		4,510		*
Kimberly Arth	-		2,695		*
Isiah Thomas	-		1,562		*
Simon Mitchell		(3)		(3)	*
Andrew Selim		(4)		(4)	*
Adam Baxter		(5)		(5)	*
Executive Officers
Michael Weidner	-		-		-
All officers and directors as a group (10 persons)					*

* Represents less than 1%.

(1) StratCap Investment Management, LLC is wholly-owned by StratCap, LLC, which is wholly-owned by HMC USA Holdings LLC, which is wholly-owned by HMC Capital. As a result, the shares disclosed as beneficially owned by StratCap Investment Management, LLC are also included in the aggregate number of shares beneficially owned by Messrs. Mitchell, Selim and Baxter. The address of each of StratCap Investment Management, LLC and StratCap, LLC is 30 Rockefeller Plaza, Suite 2050, New York, NY 10112 and the address of HMC Capital is Level 31, 1 Macquarie Place, Sydney NSW 2000, Australia.

(2) Mr. Condon is an officer of HMC USA Holdings LLC, which is wholly-owned by HMC Capital, the indirect parent of StratCap Investment Management, LLC, which directly owns Class I shares and Class IX shares, and may be deemed to be an indirect beneficial owner of shares held by StratCap Investment Management, LLC. Mr. Condon disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3) Mr. Mitchell is a Managing Director of HMC Capital, the indirect parent of StratCap Investment Management, LLC, which directly owns Class I shares and Class IX shares, and may be deemed to be an indirect beneficial owner of shares held by StratCap Investment Management, LLC. Mr. Mitchell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(4) Mr. Selim is an officer of HMC Capital, the indirect parent of StratCap Investment Management, LLC, which directly owns Class I shares and Class IX shares, and may be deemed to be an indirect beneficial owner of shares held by StratCap Investment Management, LLC. Mr. Selim disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5) Mr. Baxter is a Managing Director of HMC Capital, the indirect parent of StratCap Investment Management, LLC, which directly owns Class I shares and Class IX shares. Mr. Baxter disclaims beneficial ownership of the shares held by StratCap Investment Management, LLC, except to the extent of his pecuniary interest.